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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                                  Jurisdiction of
Name of Subsidiary                                 Incorporation
------------------                                 -------------

StarGuide Digital Networks, Inc.                      Nevada

Digital Generations Systems on New York, Inc.        New York

StarCom Mediatech, Inc.                              Delaware

CoolCast, Inc.                                       Delaware

Musicam Express, L.L.C.                              Delaware

Corporate Computer Systems, Inc.                     Delaware

Corporate Computer Systems Consultants, Inc.         Delaware

Telmac Systems, Inc.                                 Delaware